Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑8 of Roka Bioscience, Inc. of our report dated March 27, 2014 except for the effects of the reverse stock split which became effective on July 3, 2014 discussed in Note 2 to the financial statements, as to which the date is July 3, 2014 relating to the financial statements of Roka Bioscience, Inc., which appears in the Registration Statement on Form S‑1/A of Roka Bioscience, Inc. dated July 17, 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
August 11, 2014